Exhibit 99.9
LOCK-UP LETTER AGREEMENT
ThinkEquity Partners LLC
600 Montgomery Street, 8th floor
San Francisco, CA 94123
Ladies and Gentlemen:
The undersigned understands that ThinkEquity Partners LLC (the “Underwriter”) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) providing for the purchase by the Underwriter of shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of DayStar Technologies, Inc., a Delaware corporation (the “Company”), and that the Underwriter proposes to reoffer the Shares to the public (the “Offering”).
In consideration of the execution of the Underwriting Agreement by the Underwriter, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of the Underwriter, the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock (including, without limitation, shares of Common Stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of Common Stock that may be issued upon exercise of any option or warrant) or securities convertible into or exchangeable for Common Stock (other than the Shares in the Offering), or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, for a period of 90 days after the date of the Underwriting Agreement (such 90-day period, the “Lock-Up Period”), other than (a) bona fide gifts, (b) transfers to a trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (c) transfers upon death pursuant to the laws of descent and distribution or pursuant to wills, or (d) exercises of options and warrants to acquire shares, so long as the underlying shares remain subject to this Lock-Up Letter Agreement, or (e) sales of common stock by the undersigned in the Offering; provided that, in the case of clauses (a), (b) and (c), the recipient of such gift or transfer shall, prior to such gift or transfer, agree with the Underwriter, in a writing executed and delivered to the Underwriter, to be bound by the terms of this Lock-Up Letter Agreement.
Notwithstanding the foregoing, if (1) during the last 17 days of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs or (2) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, then the restrictions imposed by this Lock-Up Letter Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event, unless the Underwriter waives, in writing, such extension. The undersigned hereby further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Letter Agreement during the period from the date of this Lock-Up Letter Agreement to and including the 34th day following the expiration of the Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as such may have been extended pursuant to this paragraph) has expired.
In furtherance of the foregoing, the Company and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.
It is understood that, if the Company notifies the Underwriter that it does not intend to proceed with the Offering, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares, the undersigned will be released from its obligations under this Lock-Up Letter Agreement.
The undersigned understands that the Company and the Underwriter will proceed with the Offering in reliance on this Lock-Up Letter Agreement.
Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company, the Underwriter and the selling shareholders named therein.
[Signature page follows]

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Very truly yours,
By:
Name:
Title:

Dated: 10/08/2007